Exhibit 10.2

ROPER TECHNOLOGIES, INC.

Federal Taxpayer Identification No.: 51-0263969

6901 Professional Parkway, Suite 200

Sarasota, Florida 34240

Performance-Based Restricted Stock Award Notice and Award Certificate (“Award Agreement”)

PART I

Name of Participant:

Number of Shares Awarded:

Date of Award:

Plan: 2021 Incentive Plan

Effective as of                     , (“Grant Date”), you have been granted a Performance-Based Restricted Stock Award of a fixed number of shares (“Awarded Performance Shares”) of ROPER TECHNOLOGIES, INC. (the “Company”) common stock, par value $0.01 per share. These Awarded Performance Shares are restricted, until both the Service Condition and the Performance Condition are satisfied.

The Service Condition and the Performance Condition will be determined on the dates specified in in Part II hereof (“Vesting Determination Dates”) with respect to the Awarded Performance Shares.

By your electronic signature of this Award Agreement (including your acceptance of the terms set forth in Appendix A - your Confidentiality, Intellectual Property, Noncompetition and Nonsolicitation Agreement), you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including PART I and PART II hereof), all of which are made a part of this document.

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PART II

GENERAL TERMS AND CONDITIONS

Section 1.    General Terms.

(a)    Size and Type of Award. The Shares covered by this Award (i.e., the Awarded Performance Shares) are listed in Part I of this Award Agreement and are subject to all of the terms and conditions of the Roper Technologies, Inc. 2021 Incentive Plan (the “Plan”).

(b)    Restrictions and Tax Election. A certificate or book-entry registration evidencing the Awarded Performance Shares will be issued to you and will include a restrictive legend incorporating the terms and conditions of this Award Agreement. You may elect (pursuant to Section 83(b) of the Internal Revenue Code) to be taxed on the Awarded Performance Shares immediately upon their Grant Date instead of later when they vest, though if the Awarded Performance Shares are forfeited, you may be unable to recover the taxes previously paid. If you make this Section 83(b) election, you will be required to include in ordinary income, for the taxable year in which the Grant Date occurs, an amount equal to the fair market value of the Awarded Performance Shares on the Grant Date. The Company may be allowed to claim a tax deduction, for compensation expense, in a like amount. You make this Section 83(b) election by filing a statement of election containing specified items of information with the Internal Revenue Service within thirty (30) days after the Grant Date. You must give a copy of the statement of election you file with the Internal Revenue Service to the Company. If you make this Section 83(b) election, the vesting of your Awarded Performance Shares will not subject you to further income tax upon their vesting.

(c)    Employment. Your employment and/or other service with the Company and/or its Subsidiaries constitutes adequate consideration for the issuance of the Awarded Performance Shares to you having a value at least equal to the par value of the Awarded Performance Shares, but the vesting conditions described below will nevertheless determine your right to acquire unrestricted ownership of the Awarded Performance Shares.

Section 2.    Vesting.

(a)    Vesting Date. The Vesting Determination Dates for the vesting of your Awarded Performance Shares are specified herein. On each Vesting Determination Date, your Awarded Performance Shares will, subject to the provisions of this Award Agreement (including Section 2(b) below), no longer be subject to a substantial risk of forfeiture.

(b)    Vesting Conditions. Except as otherwise provided in this Part II of the Award Agreement, there are two conditions you must satisfy before your Awarded Performance Shares will vest:

(i)

You must, except as otherwise provided herein, remain in continuous service with the Company and/or its Subsidiaries from the Grant Date through the Vesting Determination Date (the “Service Condition”); and

(ii)	Any Performance Goal(s) specified herein must be met as of the end of the Performance Period specified as determined by the Committee (the “Performance Condition”).

(c)    Forfeitures. Except as otherwise provided herein, if you terminate service with the Company and/or its Subsidiaries prior to the Vesting Determination Date, you will forfeit any Awarded Performance Shares that are scheduled to vest on or after such termination of service date. When you forfeit Awarded Performance Shares, all of your interest in the unvested Awarded Performance Shares will be canceled and any stock certificate or other evidence of ownership must be returned to the Committee or to the Company. You agree to take any

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action and execute and deliver any document that the Company requests to effect the return of your unvested Awarded Performance Shares. In the event you do not cooperate with the Company in this regard, you hereby appoint and designate the Company as your attorney-in-fact for the purpose of taking any action and signing any document, in your name, which the Company determines is necessary to enforce the forfeiture.

(d)    Change in Control. Except with respect to any Awarded Performance Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, all of the Awarded Performance Shares not previously vested or forfeited shall immediately vest in full (and the Performance Goal(s) specified herein shall be deemed as satisfied) and all other restrictions placed on the Awarded Performance Shares shall be removed if both (1) prior to the expiration of the Performance Period, a Change in Control occurs, and (2) at any time after the Change in Control and during the twenty-four (24) month period following the Change in Control, your service with the Company and/or its Subsidiaries is terminated by the Company and/or any of its Subsidiaries (or any successors thereto) other than for Cause.

(e)    Death or Disability. If your service with the Company and/or its Subsidiaries ends due to death or Disability, (i) all of the Awarded Performance Shares not previously vested or forfeited will vest on such date of termination of service; and (ii) the Performance Goals specified herein shall be deemed satisfied as of the end date of your service.

(f)    Definition of Service. For purposes of determining the vesting of your Awarded Performance Shares, you will be deemed to be in the “service” of the Company and/or its Subsidiaries for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company and/or its Subsidiaries and have Continuous Status as a Participant

(g)    Forfeiture Events. Notwithstanding anything in this Award Agreement to the contrary, the Awarded Performance Shares and any related dividends shall be subject to reduction, cancelation, forfeiture and/or recoupment, in whole or in part, prior to or following the date on which they become vested if and to the extent any of the events described in Section 13.10(i) through (v) of the Plan occur.

Section 3.    Dividends. Any dividends declared by the Company with a record date that is after the Grant Date specified in this Award Agreement but prior to the forfeiture or vesting of the related Awarded Performance Shares will be accumulated, held by the Company and paid to you if, as, and when the related Awarded Performance Shares become vested.

Section 4.    Voting Rights. You will have the right to vote, or direct the voting of, Awarded Performance Shares prior to their vesting or forfeiture.

Section 5.    No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of service by the Company and/or its Subsidiaries. You may be dismissed or otherwise dealt with as though this Award Agreement had not been entered into.

Section 6.    Taxes/Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an Awarded Share. The withholding requirement may be satisfied, in whole or in part, at the election of the Corporate Secretary, by withholding or selling without notice a sufficient number of vested Awarded Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify the award for equity classification), all in accordance with such procedures as the Corporate Secretary establishes. Section 16.3 of the Plan is incorporated by reference herein.

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Section 7.    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: If to the Participant, to the Participant’s address as shown in the Company’s records. If to the Committee: Roper Technologies, Inc., 6901 Professional Parkway, Suite 200, Sarasota, FL 34240, Attention: Compensation Committee and Corporate Secretary.

Section 8.    Restrictions on Transfer. The Awarded Performance Shares granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.

Section 9.    Successors  and Assigns. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and their respective heirs, successors and assigns.

Section 10.    Construction  of Language / Governing Law. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan. This Award Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in the State of Delaware shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Award granted under this Award Agreement, you, and any other person claiming any rights under this Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 11.    Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 12.    Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Award other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Agreement.

Section 13.    Execution of Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement. The grant of the Awarded Performance Shares pursuant to this Award Agreement is contingent upon the execution by you, the Participant, of a Confidentiality, Intellectual Property, Noncompetition and Nonsolicitation Agreement with the Company in the form attached hereto as Appendix A, if such a Confidentiality, Intellectual Property, Noncompetition and Nonsolicitation Agreement has not already been executed and delivered to the Company.

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PART II: SERVICE CONDITION AND PERFORMANCE CONDITION APPLICABLE TO AWARD

All vesting referenced below is contingent on certification that the performance criteria have been satisfied by the Compensation Committee of the Company’s Board of Directors. Except in the event of your death or Disability (as that term is currently defined in the Company’s 2021 Incentive Plan), you must be employed by the Company on the date of the certification for the awards to vest, otherwise they are forfeited.

[Applicable Vesting and Performance Criteria]

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APPENDIX A TO

PERFORMANCE –BASED RESTRICTED STOCK AWARD NOTICE AND AWARD CERTIFICATE

CONFIDENTIALITY, INTELLECTUAL PROPERTY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (“Agreement”) is by and between Roper Technologies, Inc. and the Participant.

WHEREAS, Roper Technologies, Inc.’s grant of a Performance-Based Restricted Stock Award with a grant date specified in the Award Agreement (“Grant Date”), is conditioned upon my execution of this Agreement, in consideration of Roper Technologies, Inc.’s grant of such Performance-Based Restricted Stock and the mutual promises contained in this Agreement, Roper Technologies, Inc. and I agree to the following terms and conditions:

1.     Position of Trust. As used herein: “Company” means Roper Technologies, Inc., and any Affiliate that I am transferred to, am entrusted with Confidential Information about, or am required to provide services to in the course of my employment or services. “Affiliate” is any corporation, entity or organization that Roper Technologies, Inc. owns a controlling interest in or that is under common ownership and control with Roper Technologies, Inc. I acknowledge that I am being placed in a position of special trust and confidence. I understand that the Company has spent and will continue to spend substantial time and money developing its technologies, products and services and training its employees on its technologies, products and services. The Company also has dedicated its time and resources developing and maintaining relationships with existing and potential customers, clients, referral sources and vendors. Through my position, the Company will provide me with one or more of the following: (a) Confidential Information; (b) authorization to develop and expand relationships with customers, prospective customers, and others involved in the Company’s business that are key to the development of goodwill for the Company; and/or (c) specialized training related to the Company’s business and customers. I understand that the Company will provide me with one or more of these items in reliance upon my promise to abide by all of the restrictions in this Agreement. I agree that the business in which the Company is engaged is extremely competitive and that through my employment with the Company I have received and had access to and will receive and have access to Confidential Information (as defined below), customer contact, and proprietary materials related to the Company’s business that would give me an unfair competitive advantage in competition against the Company if not subject to restrictions provided for in this Agreement.

2.     Nondisclosure Obligation. I agree not to engage in any unauthorized use or disclosure of Confidential Information and to limit my use of such information to purposes that further the Company’s business interests consistent with my assigned job duties. As used herein, “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible) related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospective customer lists, marketing plans and strategies, research and development data, buying practices, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence. Confidential Information will remain protected under this Agreement if made public by improper means (such as an unauthorized disclosure by me or another person). I understand and agree that the obligations of this paragraph shall continue to apply after the termination of my employment. Nothing herein prohibits a disclosure of information that is compelled by law; provided, however, that to the extent allowed by law, if I am compelled to disclose Confidential Information I will give Company as much advance written notice

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as possible under the circumstances and will cooperate with Company in any legal action undertaken to protect the confidentiality of the information. Nothing in this Agreement is intended or shall be construed to prohibit or discourage me from reporting of, or opposition to, an illegal act, or as limiting or impeding the right of a non-managerial and non-supervisory employee who is covered by the National Labor Relations Act (the “Act”) from using or sharing information about terms and conditions of employment (such as wages, hours, or working conditions) for purposes that are protected under Section 7 of the Act (such as organization or collective bargaining).

3.    Intellectual Property Obligations. I understand that I am expected, through my position with the Company, to use my creative and inventive capacities to assist the Company. I agree that during my employment I will promptly disclose to the Company any Intellectual Property that I create, conceive, or contribute to. “Intellectual Property” means any item that would qualify as an Invention or Copyrightable Work. “Copyrightable Works” means all original works of authorship that I prepare, alone or with others, within the scope of my employment with Company or that relate to a line of business that Company is engaged in or may reasonably be anticipated to engage in, including, but not limited to, reports, computer programs, mask works, drawings, designs, documentation and publications. “Inventions” means all intellectual property, inventions, designs, discoveries, innovations, ideas, know-how and/or improvements, whether patentable or not, and whether made by me alone or jointly with others, which (a) relate to the existing or foreseeable business interests of Company, (b) relate to Company’s actual or anticipated research or development, (c) were developed or discovered with the assistance of Company tools, equipment, personnel or other resources, or (d) are suggested by, related to or results from any task assigned to me, Confidential Information provided to me, or work performed by me for or on behalf of the Company.

3.1    Ownership of Intellectual Property. I agree that all Inventions are and will remain the sole and exclusive property of Company. I do hereby grant and assign all of my right(s), title and interest in and to any and all Inventions, inclusive of all moral rights and rights of control of any kind, to the Company. I recognize that all Copyrightable Works shall to the fullest extent permissible be considered “works made for hire” in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the “works made for hire” or similar notion. All such Copyrightable Works shall from the time of creation be owned solely and exclusively by Company throughout the world. If any Copyrightable Works or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire, I do hereby grant and assign all of my right(s) (inclusive of all moral rights and rights of control of any kind), title and interest in and to any and all Copyrightable Works, and all registered and applied for copyrights therein, to the Company.

3.2    Cooperation Obligation. When requested to do so by Company, either during or subsequent to my employment with Company, I will (a) execute all documents requested by Company for the vesting in Company of the entire right, title and interest in and to the Inventions, Confidential Information and Copyrightable Works, and all patent application filed and issuing on the Inventions; (b) execute all documents requested by Company for filing and obtaining of patents or copyrights; and (c) provide assistance that Company reasonably requires to protect its right, title and interest in the Inventions, Confidential Information and Copyrightable Works, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Inventions, Confidential Information and Copyrightable Works. The Company shall have full control over all applications for patents or other legal protection of these Inventions and Copyrightable Works. The Company is not obligated to use or exploit these Inventions or Copyrightable Works or attribute them to me. In the event that there is any invention, copyrightable work, idea, discovery, development, or other intellectual property that I own or in which I have an interest that is not owned by the Company pursuant to the above terms, and such intellectual property is incorporated into any product or service of the Company, then I hereby grant to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to any such item that is so incorporated, including all rights to make, use, sell, reproduce, display, modify, or distribute the item.

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4.    Nonsolicitation and Noncompete Obligations. As used herein, the following definitions shall apply: “Conflicting Product or Service” means any product or service of any person or organization other than Company that competes with a product or service of the Company, whether in existence or under development, that I had involvement with or received Confidential Information about during the Look Back Period. The “X Look Back Period” refers to the last two (2) years of my employment with Company or such lesser period as I may have been employed with the Company and the “Y Look Back Period” refers to the last twelve (12) months of my employment with the Company or such lesser period as I may have been employed with the Company. “Conflicting Organization” means any person or organization which is engaged in or planning to become engaged in development, production, marketing, or selling of a Conflicting Product or Service. “Covered Customer” is a Company customer (person or entity) that I, or persons under my supervision or management, had business-related contact or dealings with on behalf of the Company in the Y Look Back Period. A customer is understood to include persons or entities that the Company is doing business with (as reflected by any sales or services provided to that person in the preceding two (2) year period) and those with whom the Company has a reasonable expectation of doing business based upon proposals or other business-related contact engaged in with the person or entity in the six (6) month period preceding the termination of my employment with the Company. “Assigned Territory” is the geographic area, by state, county, or other recognized geographic boundary that is assigned to me as a limitation on where I am to do business for the Company if my responsibilities for the Company are limited to, or confined to a specific geographic territory. The Company does business throughout the United States and worldwide in all other countries where it can lawfully do business. Accordingly, if I am not provided a more limited territory assignment, then the Assigned Territory applicable to me shall be understood to be the state(s) where I am employed and provide services, the United States, and the other countries throughout the world where the Company marketed products or services that I had involvement with, during the Y Look Back Period. To “solicit” refers to any intentional communication or conduct that encourages or induces action in another party or is likely to do so, without regard for which party first initiated contact or communication, and without regard to whether the communication or conduct was in response to an inquiry or request. The date or event of “termination of employment” refers to the end of employment regardless of which party ends the employment relationship, why the relationship is ended, or how the relationship is ended (resignation, dismissal, lay off, end of fixed employment term, or otherwise).

4.1    Non-Compete. During my employment with Company, I will avoid competing with the Company or providing unauthorized assistance to a Conflicting Organization. In order to protect the Company’s trade secrets and other business interests invested in me, for a period of twenty-four (24) months after the termination of my employment with Company, I will not engage in any “Competing Activities” within my Assigned Territory. “Competing Activities” are any activities or services for a Conflicting Organization (as an employee, consultant, contractor, officer, owner, director, or otherwise) that (a) involve performing, supervising, or managing services that are the same as or similar in function or purpose to those I performed, supervised, or managed for the Company in the X Look Back Period, (b) involve a Conflicting Product or Service, or (c) would be likely to involve the use of Confidential Information. Notwithstanding the foregoing, I may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which I accept employment, not a Conflicting Organization if prior to acceptance I provide the Company written notice of the position I am taking and provide written assurances satisfactory to Company that the position will not involve a Conflicting Product or Service or involve use of Confidential Information.

4.2    Nonsolicitation of Customers. In order to protect the Company’s trade secrets and other legitimate business interests, during my employment with Company and for twenty-four (24) months after the termination of my employment for any reason, I will not, in person or through the direction or control of others, knowingly solicit business from, contact or communicate with a Covered Customer for the purpose of (a) selling or servicing a Conflicting Product or Service, or (b) diverting a business opportunity away from the Company. The foregoing is understood to be reasonably limited by geography to the locations where the Covered Customer does business and is available for contact. If a geographic limitation is required under applicable law or if at the time of the termination of my employment my primary area of responsibility is limited to the sale or provision of

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products or services within one or more Assigned Territories (applicable to myself or individuals I manage or supervise), then the post-employment restrictions set forth herein shall include and be limited to those Assigned Territory(s) applicable to me during the Y Look Back Period.

4.3    Nonsolicitation of Employees and Sales Representatives. During my employment with the Company, and for a period of twenty-four (24) months after the termination of my employment, I will not solicit or communicate with, in person or through others, an employee or individual sales representative of the Company that I worked with or became familiar with as a result of my association with the Company, for the purpose of inducing or encouraging such person to end his or her relationship with the Company or to provide services to a Conflicting Organization. Nothing in this Section 4.3 is intended to prohibit general advertising to fill an opening in a publication directed to the public at large (such as a “want ad” in a newspaper) (and any subsequent hiring as a result thereof) so long as it does not target the Company’s employees or representatives.

5.    Additional Terms, Conditions, and Representations.

5.1    No Violation of Agreements with Prior Employers. I am under no contractual obligations with a prior employer or other party that would prohibit me from being employed with the Company or from performing the duties of the position I am being or have been hired to perform. I agree that I will not disclose to the Company or use for the Company’s benefit any information that to my knowledge is proprietary or confidential to any of my prior employers, without proper consent from the prior employer, if I am in possession of any such information.

5.2     At-Will Employment. I understand that this Agreement does not obligate me to remain employed by the Company nor does it confer upon me the right to continued employment by the Company. Except to the extent that I have entered into a written employment agreement with the Company which governs my employment relationship with the Company, the Company and I each have the right to terminate the employment relationship at any time, for any or no reason, with or without notice and with or without cause.

5.3    Provisions are Reasonable. I acknowledge and agree that it is reasonable and necessary for the protection of the goodwill and continued business of Company that I abide by the covenants and agreements contained in this Agreement during and following my employment with Company and that Company will suffer irreparable injury, loss, harm and damage if I engage in conduct prohibited in this Agreement. My experience and abilities are such that compliance with this Agreement will not cause any undue hardship or unreasonable restriction on my ability to earn a livelihood and that the restrictions on my activities during and after employment do not prevent me from using skills in any business or activity that is not in competition with Company. Nothing in this Agreement shall be construed to limit or reduce any common law or statutory duty I would otherwise owe to Company absent this Agreement, including but not limited to my duty of loyalty and fiduciary duty as an employee placed in a special position of trust; nor shall this Agreement limit or eliminate any remedies available to the Company for a violation of such duties.

5.4    Notifications Related to New Employment. I acknowledge that I will have the responsibility to inform any prospective employer of this Agreement and its restrictions prior to accepting employment with such employer. The Company and I are both entitled to express our opinions to others about the applicability of this Agreement to third parties. While I reserve the right to communicate my disagreement with such an opinion if I disagree, I recognize the Company’s legitimate business interest in expressing its opinion to a third party (such as, but not limited to, a prospective employer or a customer of the Company) and consent to it doing so if it believes such is necessary.

5.5    Special Remedies. I recognize that any breach by me of this Agreement will cause the Company irreparable harm that cannot be compensated adequately by an award of monetary damages. I agree that the Company may seek and obtain injunctive relief in addition to damages the Company may recover at law. If I

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violate one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day I am found to be in violation of it, up to a maximum extension of time equal in length to the original period of restriction, so as to give the Company the benefit of a period of forbearance by me that is equal to the original length of time provided for. All remedies for enforcement of this Agreement shall be cumulative and not exclusive. If a legal action becomes necessary for the Company to enforce this Agreement, the Company shall have the right to recover the reasonable attorneys’ fees and costs it incurs as a result of such action in the event it prevails in any such action.

5.6    Governing Law and Venue. In order to maintain uniformity in the interpretation of this Agreement across the Company’s operations in many different states, the parties have expressly agreed that this Agreement, the parties’ performance hereunder and the relationship between them shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules or limitations of Delaware or any other state that may otherwise apply. Any legal action arising from this Agreement shall be brought in Delaware or in the state where I was last employed for the Company (based on the office or location I was assigned to by the Company for reporting purposes) or in the state where the Company is headquartered, and I consent to the personal jurisdiction of the courts in such locations over me and waive any and all objections to the contrary.

5.7    Survival. To the extent any portion of this Agreement or any portion of any provision of this Agreement is held to be invalid or unenforceable within a particular jurisdiction, such provision shall be construed by limiting and reducing it so as to contain the maximum restrictions permitted by applicable law within that jurisdiction. All remaining provisions of this Agreement, and/or portions thereof, shall remain in full force and effect and the enforceability of the Agreement outside the jurisdiction at issue shall not be affected. Except where otherwise prohibited by applicable law, all of the restrictive covenants in this Agreement, shall be construed as agreements independent of one another and any other provision of this Agreement and shall survive the termination of this Agreement and my employment with the Company; and, the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such provisions.

5.8    Integration. I agree and acknowledge that this Agreement supersedes prior agreements between me and the Company with respect to the subject matter addressed in this Agreement. Notwithstanding the foregoing, in the event that this Agreement is found to be unenforceable by a court of law, then any prior agreement between the parties protecting the Company’s legitimate business interests (a “Prior Agreement”) may resume effect at the election of the Company; provided, however, that (a) the Company must make such election within ten (10) business days of such ruling of unenforceability becoming final, and (b) no post-employment conduct by me shall be deemed to have been in violation of a post-employment restriction in the Prior Agreement prior to the Company electing to resume the Prior Agreement and communicating such election to me in writing.

5.9    Waiver or Modification / Assignability. Neither this Agreement, nor any term or provision hereof, may be waived or modified in whole or in part by either party without the party that holds the right to enforce such provision expressly waiving the right to enforce such provision in writing. In the event of such a waiver from the Company, the Company’s waiver must be in writing from officer of Roper Technologies, Inc. expressly stating that it is intended to operate as a waiver or modification of this Agreement. This Agreement shall inure to the benefit of the Company, without the need for any further action by me. I understand that the Company is the intended beneficiary of this Agreement, and that any one or more of same with a material interest in my compliance with this Agreement may enforce this Agreement. I agree that this Agreement is assignable by the Company. I hereby consent and agree to assignment by the Company of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company relating to all or part of its assets.

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5.10    Transfer or Renewal of Employment. This Agreement will be deemed to continue during any periods of renewal of my employment, including, but not limited to, periods of employment following promotions or transfers, or during any subsequent re-employment by the Company.

Nothing in this Agreement prohibits the Participant from reporting an event that the Participant reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. The Participant is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

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